As filed with the Securities and Exchange Commission on October 20, 2014.

Registration No. 333-198594

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EndoStim, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3845	27-0373496
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4041 Forest Park Avenue, Suite 220

St. Louis, Missouri 63108

Tel: (314) 615-6345

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bevil J. Hogg

President and Chief Executive Officer

EndoStim, Inc.

4041 Forest Park Avenue, Suite 220

St. Louis, Missouri 63108

Tel: (314) 615-6345

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James L. Nouss, Jr. Robert J. Endicott Bryan Cave LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, Missouri 63102 (314) 259-2000	Steven M. Skolnick Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (646) 414-6947

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to Form S-1 Registration Statement (Registration No. 333-198594) of EndoStim, Inc. is being filed for the purpose of filing Exhibits 4.1, 10.2 and 10.3 to the Registration Statement. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement, except for Item 16.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates, except the SEC registration fee, the FINRA filing fee and The NASDAQ Capital Market listing fee.

AMOUNT
SEC registration fee	$5,688
FINRA filing fee	7,124
NASDAQ Capital Market listing fee	50,000
Accountants’ fees and expenses	600,000
Legal fees and expenses	750,000
Transfer Agent’s fees and expenses	10,000
Printing and engraving expenses	200,000
Miscellaneous	227,188
Total	$1,850,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;

•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim.

Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our amended and restated certificate of incorporation and our amended and restated bylaws, each of which will be effective upon the completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

We have entered into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our amended and restated bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of our company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

We have entered into an underwriting agreement, which provides for indemnification by the underwriters of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

The following lists set forth information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act, and the consideration, if any, received by us for such securities:

(1)	Between July 13, 2010 and May 24, 2011, we issued and sold to accredited investors an aggregate of 3,999,951 shares of our Series B convertible preferred stock in exchange for cash at a price per share of $1.50 for gross proceeds of $6.0 million. Each share of Series B convertible preferred stock will convert into one share of our common stock upon completion of this offering.

(2)	Between November 22, 2011 and May 18, 2012, we issued and sold to accredited investors an aggregate of 2,466,218 shares of our Series B-1 convertible preferred stock in exchange for cash at a price per share of $2.25 for gross proceeds of $5.5 million. Each share of Series B–1 convertible preferred stock will convert into one share of our common stock upon completion of this offering.

(3)	Between December 5, 2012 and May 15, 2013 we issued and sold to accredited investors an aggregate of 3,754,713 shares of our Series C convertible preferred stock in exchange for cash at a price per share of $3.75, for gross proceeds of $14.1 million. Each share of Series C convertible preferred stock will convert into one share of our common stock upon completion of this offering.

(4)	On June 25, 2014, we issued convertible promissory notes to accredited investors for an aggregate principal amount of $6,364,780. Such notes are automatically convertible into shares of common stock or preferred stock on terms set forth in the notes.

(5)	On June 25, 2014, in connection with the convertible note offering, we granted to accredited investors warrants to purchase 101,912 shares of our common stock at an exercise price of $1.67 per share, which are expected to remain outstanding upon completion of this offering.

(6)	On August 28, 2014, we issued convertible promissory notes to accredited investors for an aggregate principal amount of $1,135,220. Such notes are automatically convertible into shares of common stock or preferred stock on terms set forth in the notes.

(7)	On August 28, 2014, in connection with the convertible note offering, we granted warrants to accredited investors to purchase 18,180 shares of our common stock at an exercise price of $1.67 per share, which are expected to remain outstanding upon completion of this offering.

(8)	Since January 1, 2011, we have granted stock options to purchase an aggregate of 367,985 shares of our common stock with an average exercise price of $1.05 per share to our employees and directors pursuant to the 2009 Plan.

(9)	Since January 1, 2011 we have issued an aggregate of 28,706 shares of our common stock at prices ranging from $0.17 to $0.50 per share to certain of our employees, directors and consultants pursuant to the exercise of stock options under the 2009 Plan.

We deemed the offers, sales and issuances of the securities described in paragraphs (1) through (9) above to be exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act, including for the securities described in paragraphs (1) through (7), Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options described in paragraph (8) above and the issuance of shares discussed in paragraph (9) above, except to the extent described above as exempt pursuant to Section 4(a)(2) of the Securities Act, to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	The registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, in the State of Missouri, on this 20th day of October, 2014.

ENDOSTIM, INC.

By:	/s/ Bevil J. Hogg
Bevil J. Hogg
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Bevil J. Hogg Bevil J. Hogg	Director, President and Chief Executive Officer (Principal Executive Officer)	October 20, 2014

/s/ Peggy S. Stohr Peggy S. Stohr	Chief Financial Officer (Principal Financial and Accounting Officer)	October 20, 2014

*	Chairman of the Board	October 20, 2014
Douglas D. French

*	Director	October 20, 2014
Raul E. Perez

*	Director	October 20, 2014
Ralph G. Dacey, Jr.

*	Director	October 20, 2014
Fred C. Goad

*	Director	October 20, 2014
Jeffrey M. McDonnell

*	Director	October 20, 2014
Virender K. Sharma

*By:	/s/ Peggy S. Stohr
Peggy S. Stohr
Attorney in Fact

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

1.1**	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation of the company, as amended, as currently in effect.

3.2**	Bylaws of the company, as currently in effect.

3.3**	Amended and Restated Certificate of Incorporation of the company, to be in effect upon the completion of this offering.

3.4**	Amended and Restated Bylaws of the company, to be in effect upon the completion of this offering.

4.1	Specimen Common Stock Certificate of the company.

4.2**	Form of Warrant to purchase Common Stock issued on July 13, 2009.

5.1**	Opinion of Bryan Cave LLP.

10.1**	Third Amended and Restated Investors’ Rights Agreement dated as of June 25, 2014, as amended, by and among the company and the investors named therein.

10.2+	2014 Stock Incentive Plan.

10.3+	Form of Award Agreement under the 2014 Stock Incentive Plan.

10.4+**	2009 Stock Incentive Plan, as amended.

10.5+**	Form of Option Agreement under 2009 Stock Incentive Plan.

10.6+**	Form of Indemnification Agreement by and between the company and each of its directors and officers.

10.7+**	At-Will Employment Agreement dated May 25, 2010, by and between EndoStim, Inc. and Bevil J. Hogg, as amended.

10.8+**	Employment Agreement dated June 1, 2010, by and between EndoStim, Inc. and Paul Goode.

10.9+**	Employment Agreement dated June 1, 2010, by and between EndoStim, Inc. and Shai Policker.

10.10+**	Consulting and Non-Competition Agreement dated May 21, 2010, by and between EndoStim, Inc. and Virender K. Sharma, as amended.

10.11+**	Restricted Stock Agreement dated May 25, 2010, by and between EndoStim, Inc. and Bevil J. Hogg, as amended.

10.12+**	Restricted Stock Agreement dated May 25, 2010, by and between EndoStim, Inc. and Raul E. Perez, as amended.

10.13^**	Development and Supply Agreement dated March 31, 2013, by and between EndoStim, Inc. and C.C.C. Del Uruguay, S.A.

10.14**	Patent Assignment Agreement dated September 2, 2009, by and among Virender Sharma, Sarah M. Sharma, EndoStim, Inc., a Delaware corporation and Endostim, Inc., an Arizona corporation.

10.15**	Amendment No. 1 to Patent Assignment Agreement dated January 11, 2010, by and among Virender Sharma, Sarah M. Sharma, EndoStim, Inc., a Delaware corporation and EndoStim, Inc., an Arizona corporation.

10.16**	Exclusive License Agreement dated January 11, 2010, by and between Virender Sharma and EndoStim, Inc.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.17**	Patent Assignment Agreement dated December 15, 2009, by and among Edy E. Soffer, Jeffrey Conklin and EndoStim, Inc.

10.18**	Patent Option Agreement dated December 15, 2009, by and among Edy E. Soffer, Jeffrey Conklin, Claudia Sanmiguel and EndoStim, Inc.

10.19**	Form of Convertible Promissory Notes issued on June 25, 2014 and August 28, 2014.

23.1**	Consent of Ernst & Young LLP.

23.2**	Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

**	Previously filed
+	Management contract or compensatory plan
^	Confidential treatment requested as to certain portions filed separately with the Securities and Exchange Commission